QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.6

Independent Auditors' Consent

The Board of Directors
Carbon Energy Corporation:

We consent to the use of our report dated March 21, 2003, except as to the seventh paragraph under "Recent Accounting Pronouncements" of Note 1, which is as of August 22, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Denver, Colorado
September 15, 2003

QuickLinks

  Exhibit 23.6